Exhibit 14(b)



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement under the Securities Act of 1933 on Form N-14 (the "Registration Statement") of our report dated December 13, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002, Annual Report of State Street Research International Equity Fund, a series of State Street Research Financial Trust ("International Equity Fund"). We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information dated March 1, 2002, as supplemented, for the International Equity Fund, incorporated by reference in the Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
December 19, 2002